Exhibit 99.1

Walter Energy, Inc. 3000 Riverchase Galleria Suite 1700 Birmingham, AL 35244 www.walterenergy.com Press Release

NINA HENDERSON JOINS WALTER ENERGY’S BOARD

BIRMINGHAM, AL, February 19, 2013 - Walter Energy (NYSE: WLT) (TSX: WLT), the world’s leading, publicly traded “pure-play” producer of metallurgical coal for the global steel industry, announced the election of Mary R. “Nina” Henderson to the Board as an independent director, effective today.

“We look forward to the new perspective Nina will bring to Walter Energy,” said Michael T. Tokarz, Non-Executive Chairman of Walter Energy. “Nina has over three decades of global management experience, in addition to significant leadership and governance expertise gained from serving on the boards of numerous world-class public companies. Walter Energy will benefit greatly from her contributions as we continue to execute our strategy for the benefit of our shareholders, customers, and other key stakeholders.”

Ms. Henderson is the managing partner of Henderson Advisory, a consulting practice providing marketing perspective and business evaluation to investment management firms on the consumer products and food industries.

Prior to founding Henderson Advisory in 2001, she was corporate vice president of Bestfoods and president of Bestfoods Grocery. During her 30-year career with Bestfoods, and its predecessor company CPC International, Ms. Henderson held various international and North American general management and executive marketing positions.

Ms. Henderson currently serves as a director of CNO Financial Group.  She has served on numerous corporate boards, including Royal Dutch Shell PLC, The Shell Transport and Trading Company, Del Monte Foods Company, The Equitable Companies, AXA Financial, Pactiv Corporation, and the Hunt Corporation.

Ms. Henderson currently is a director of the Visiting Nurse Service of New York and the Foreign Policy Association, and is a trustee of Drexel University and the Drexel College of Medicine.  She holds a Bachelor of Science degree from Drexel University.

Walter Energy is the world’s leading, publicly traded “pure-play” metallurgical coal producer for global industry with strategic access to high-growth steel markets in Asia, South America and Europe. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 4,100 employees and contractors with operations in the United States, Canada and United Kingdom.

Contact:
Paul Blalock
Vice President, Investor Relations
205.745.2627
paul.blalock@walterenergy.com